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
       Pricing Supplement dated March 5, 1998                     Rule 424(b)(3)
       (To Prospectus dated March 9, 1994 and                File No. 33-52359
       Prospectus Supplement dated March 9, 1994)



                                  TOYOTA MOTOR CREDIT CORPORATION

                                   Medium-Term Note - Fixed Rate

________________________________________________________________________________
______


Principal Amount:  $100,000,000           Trade Date: March 5, 1998
Issue Price:  100%                        Original Issue Date: March 10, 1998
Interest Rate: 5.73%                      Net Proceeds to Issuer: $99,990,000
Interest Payment Dates:September 10, 1998 Principal's Discount or
 and March 10, 1999                        Commission:  0.01%
Stated Maturity Date: March 10, 1999


________________________________________________________________________________
______




Day Count Convention:
     [x]  30/360 for the period from March 10, 1998 to March 10, 1999
     [ ]  Actual/365 for the period from             to
     [ ]  Other (see attached)                       to

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date:
          Initial Redemption Percentage:
          Annual Redemption Percentage Reduction:

Repayment:
     [x]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:     %

Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [x] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [x] Book-entry            [ ] Certificated
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                                 Goldman, Sachs & Co.




















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                     ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

     Under the terms of and subject to the conditions of a Distribution Agreement dated as of October 17, 1991, as amended, (the "Agreement"), between TMCC and Goldman, Sachs & Co., Goldman, Sachs & Co., acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. Goldman, Sachs & Co. proposes to offer the Notes at an initial public offering price of 100% of the principal amount thereof. After the Notes are released for sale to the public, the offering price may from time to time be varied by Goldman, Sachs & Co.

     Under the terms and conditions of the Agreement, Goldman, Sachs & Co. is committed to take and pay for all of the Notes offered hereby if any are taken.